Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-168299 on Form S-3 of Heritage Commerce Corp of our report dated March 9, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Costa Mesa, California
March 29, 2012